Exhibit 99.1

POPE RESOURCES REPORTS EARNINGS FOR FOURTH QUARTER 2002

February 10, 2003

Pope Resources

A Limited Partnership

Contact: Tom Ringo

VP & CFO

360.697.6626

Fax 360.697.1156

NEWS RELEASE

FOR IMMEDIATE RELEASE	Nasdaq:POPEZ

February 10, 2003

POPE RESOURCES REPORTS 2002 FOURTH QUARTER EARNINGS OF $0.7 MILLION

Pope Resources (Nasdaq:POPEZ) reported net income of $0.7 million, or 15 cents per diluted ownership unit, on revenues of $7.8 million for the quarter ended December 31, 2002. This compares to a net loss of $2.1 million, or 45 cents per diluted ownership unit, on revenues of $9.2 million, for the same period in 2001.

Net income for the twelve months ended December 31, 2002 totaled $3.3 million, or 74 cents per diluted ownership unit, on revenues of $32.2 million. For the corresponding period in 2001, the Partnership reported a net loss of $0.4 million, or 10 cents per diluted ownership unit, on revenues of $47.8 million.

Earnings before interest, taxes, depreciation, depletion, and amortization (EBITDDA) were $1.9 million and $3.3 million for the current and prior year fourth quarter, respectively. EBITDDA for the full year 2002 was $9.3 million compared to $10.6 million for 2001.

The 2002 year-to-date results include four items that the Partnership does not expect to recur: a charge of $730,000, or 16 cents per diluted ownership unit, to adjust a previously established liability for environmental remediation costs as Port Gamble, Washington; a charge of $165,000, or four cents per diluted ownership unit, for home warranty liabilities in Port Ludlow, Washington; restructuring charges of $673,000, or 15 cents per diluted ownership unit, in connection with the expiration of a major timberland management contract and the closure of the Partnership’s Canadian offices; and an income tax benefit of $907,000, or 20 cents per diluted ownership unit, resulting from the reorganization of the Partnership’s Canadian operations. The 2001 results included a $1.3 million, or 28 cents per diluted ownership unit, asset impairment charge associated with the Port Ludlow resort assets that were sold in August of 2001. The following table reconciles between reported GAAP earnings and core operating earnings:

	2002		2001
	($000’s)	$ /unit	($000’s)	$ /unit
Net income/(loss)	3,334	$0.74	(432)	$(0.10)
Items not expected to recur:
Addbacks:
Adjustment of liability for environmental remediation	730	$0.16
Home warranty liability adjustment	165	$0.04
Restructuring charges	673	$0.15
Asset impairment charge			1,250	$0.28
Deducts:
Tax benefit on exit from Canadian operations	(907)	$(0.20)
Subtotal	661	$0.15	1,250	$0.28
Net income from core operations	3,995	$0.89	818	$0.18

“Notwithstanding the continued softening in our log markets and adjusting to the loss of a major timberland management client at the end of the year, we are pleased with the company’s financial performance in 2002,” said David L. Nunes, President and CEO. “With the acquisition of the Columbia tree farm and the sale of our resort operation in Port Ludlow in 2001 and our reorganization of Canadian operations this year, we have completed four key strategic initiatives established in 2000. We added fee timberland that evened out our age-class distribution, we exited from the down-stream operations component of our real estate portfolio, we closed unprofitable Canadian consulting offices, and we substantially reduced the complexity and cost of our general and administrative support infrastructure. We have emerged from these changes with lower revenues, but higher profitability by trimming operations that added to revenues but not the bottom line. This year, it allowed us to focus more keenly on the management of our timberlands and on the cost structure of our support infrastructure. While we do not expect a rebound in log prices in 2003, we are pleased with the improved efficiencies in our cost structure and confident that we are appropriately positioned to take advantage of opportunities to profitably grow our business while maintaining our 45 MMBF of sustainable harvest in the years ahead.”

Fee Timber

Fourth quarter 2002 harvest volume of 11.2 million board feet (MMBF) was up 7.4 MMBF, or nearly triple the harvest volume for the same quarter a year ago. In spite of this harvest volume difference, fourth quarter 2002 revenues for 2002 are 20% less than fourth quarter 2001 primarily because the prior year’s fourth quarter revenues included a 3,750-acre land and timber sale ($5.3 million). Operating income from Fee Timber operations totaled $2.6 million in the fourth quarter of 2002 versus $0.5 million in the fourth quarter of last year. The Partnership’s weighted average log price of $488 per thousand board feet (MBF) for the fourth quarter of 2002 was up $71/MBF or 17% from the fourth quarter of 2001, and also up $11/MBF or 2% from the third quarter of 2002. However, the increase in average prices realized should not be taken as an indicator of overall market price trends. The Partnership’s fourth quarter 2002 production included a lighter mix of lower-valued market price trends. The Partnership’s fourth quarter 2002 production included a lighter mix of lower-valued pulp logs compared to either the fourth quarter of 2001 or third quarter of 2002. This shift in mix reflects our efforts to improve log merchandising to better optimize overall log realizations.

Average export log prices increased 5% in the fourth quarter of 2002 compared with the third quarter of 2002, and were 6% higher in the fourth quarter of 2002 compared to the same period a year ago. Notwithstanding these favorable period-to-period comparisons, export log markets remain tight. Only 14% of our production for both the fourth quarter of 2002 and the full year was sold into this market. Prior to 2002, the percentage of our overall annual production going to the export market would typically range from 20% to 30%. In our domestic log market, we were able to realize essentially flat pricing in the current quarter compared to the third quarter of 2002 and last year’s fourth quarter. This was a notable accomplishment given soft lumber prices seen in 2002. EBITDDA from Fee Timber operations in the fourth quarter of 2002 totaled $3.3 million compared to $4.8 million in the same period last year with nearly all of 2001’s EBITDDA attributable to the aforementioned land sale.

For the full year, operating income was $10.2 million compared to $9.2 million for the prior year 2001. Harvest volume of 45.1 MMBF for 2002 was up nearly 8.8 MMBF, or 24% higher compared with the harvest level of 2001. The Partnership’s weighted average log price of $488/MBF for 2002 was down $15/MBF or 3% from 2001. However, average export, domestic, and pulp log prices were down 7%, 4% and 12%, respectively. This reinforces the importance we placed on improving our log merchandizing by moving more pulp volume into the higher valued domestic sorts. EBITDDA from Fee Timber operations for the year 2002 totaled $13.4 million compared to $15.7 million in 2001. The Partnership expects to harvest approximately 45 MMBF in 2003 and annually thereafter for the foreseeable future as a long-term sustainable cut level.

Timberland Management and Consulting

This segment generated an operating loss of $134,000 for the fourth quarter of 2002 and operating income of $919,000 for all of 2002. For the fourth quarter and full year of 2001, this segment generated operating income of $11,000 and $1.7 million, respectively. Current quarter and 2002 year-to-date results compare unfavorably to the prior year’s comparable periods as a result of reduced timberland management fees and $583,000 of restructuring charges associated with the expiration of a major timberland management contract and the closure in late 2002 of our Canadian consulting offices. Before the restructuring charges, this segment generated operating income for the fourth quarter and full year of 2002 of $449,000 and $1.5 million, respectively. EBITDDA for the Timberland Management and Consulting segment was $1.1 million for 2002 compared to $1.9 million for 2001. Segment revenues and operating income in fiscal year 2003 are expected to be significantly lower as a result of these business changes.

Real Estate

For the fourth quarter and full year of 2002, the Real Estate segment recorded operating losses of $349,000 and $1.7 million, respectively. The year-to-date results were greatly influenced by two accruals totaling $895,000: one for environmental cleanup in Port Gamble ($730,000) and the other for home warranty liabilities in Port Ludlow ($165,000). Before these charges, the Real Estate segment produced a full year operating loss of $772,000. This compares to a segment loss of $1.4 million for 2001 (excluding a $1.3 million asset impairment charge recorded in the second quarter of 2001). The improvement in results is attributable to the sale of the Port Ludlow resort operations in 2001 and the completion of lot sales from two plats in 2002. Segment revenues and operating income in fiscal year 2003 are expected to approximate 2002 performance (before the aforementioned charges), as income from some of our primary early-stage developments is still a few years away.

General and Administrative

General and administrative costs for the fourth quarter 2002 declined by 26% from the fourth quarter of 2001 to $1.1 million as the Partnership continued to trim overhead costs commensurate with its reconfigured business model. For the full year 2002, costs of $3.9 million were $1.2 million or 24% below the comparable level in 2001. Given these reductions to its infrastructure support costs in 2002, the Partnership expects general and administrative costs for 2003 to be less than $3.0 million.

Capital expenditures for 2002 and 2001 were $2.3 and $2.0 million, respectively (excluding the $54.5 million acquisition of the Columbia tree farm in 2001). The Partnership’s debt to total capitalization ratio improved to 47% as of December 31, 2002 from 49% at the end of 2001.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage nearly 270,000 acres of timberland and development property in Washington, Oregon, and California. In addition, it provides forestry consulting and timberland investment management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management’s estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances these variations may be material and adverse. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements, and we do not intend to update these statements. Furthermore, the additional information referenced above to be found on the company’s website is not a part of this release.

Some of the factors that may cause actual operating results and financial condition to fall short of expectations are set forth in that part of our Form 10-K filing entitled "Risks and Uncertainties." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission, as well as environmental and land use regulations that limit our ability to harvest timber and develop property; labor, equipment and transportation costs that affect our net income; and economic conditions that affect consumer demand for our products and the prices we receive for them.

Pope Resources, A Delaware Limited Partnership

Unaudited

	CONSOLIDATED STATEMENTS OF OPERATIONS (all amounts in $000’s, except per unit amounts)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2002	2001	2002	2001

Revenues	7,766	9,243	32,192	47,845
Costs and expenses:
Cost of sales	(2,833)	(6,155)	(11,354)	(20,431)
Operating expenses	(3,900)	(4,506)	(15,251)	(24,358)
Interest, net	(733)	(824)	(2,894)	(2,961)
Minority interest	(12)	93	(147)	(171)
Total	(7,478)	(11,392)	(29,646)	(47,921)
Income before income taxes	288	(2,149)	2,546	(76)
Income tax provision	408	98	788	(356)
Net income/(loss)	696	(2,051)	3,334	(432)

Average units outstanding - Basic (000’s)	4,518	4,521	4,518	4,526
Average units outstanding - Diluted (000’s)	4,519	4,521	4,518	4,526

Basic net income (loss) per unit	$0.15	$(0.45)	$0.74	$(0.10)
Diluted net income (loss) per unit	$0.15	$(0.45)	$0.74	$(0.10)

	CONSOLIDATED BALANCE SHEETS (all amounts in $000’s)

	December 31,
	2002	2001

Assets:
Cash and short-term investments	6,627	1,047
Other current assets	2,291	2,167
Roads and timber	50,316	52,191
Properties and equipment	23,514	23,627
Other assets	4,040	5,155
Total	86,788	84,187
Liabilities and partners’ capital:
Current liabilities	5,126	4,193
Long-term debt, excluding current portion	37,665	38,592
Other long-term liabilities	399	729
Total liabilities	43,190	43,514
Partners’ capital	43,598	40,673
Total	86,788	84,187

	RECONCILIATION BETWEEN NET INCOME/(LOSS) AND EBITDDA (all amounts in $000’s)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2002	2001	2002	2001

Net income/(loss)	696	(2,051)	3,334	(432)
Added back:
Interest, net	733	824	2,894	2,961
Depletion	736	4,354	3,085	6,408
Depreciation and amortization	164	239	779	1,290
Income tax expense	—	—	—	356
Loss:
Income tax benefit	(408)	(98)	(788)	—
EBITDDA	1,921	3,268	9,304	10,583

	SEGMENT INFORMATION (all amounts in $000’s, except per unit amounts)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2002	2001	2002	2001

Revenues:
Fee Timber	5,873	7,297	23,298	24,999
Timberland Management & Consulting (TM&C)	1,672	1,793	7,295	9,703
Real Estate	221	153	1,599	13,143
Total	7,766	9,243	32,192	47,845
EBITDDA:
Fee Timber	3,345	4,811	13,363	15,656
TM&C	(94)	68	1,109	1,927
Real Estate	(337)	(423)	(1,610)	(2,250)
General & administrative	(993)	(1,188)	(3,558)	(4,750)
Total	1,921	3,268	9,304	10,583
Depreciation, depletion and amortization:
Fee Timber	751	4,355	3,164	6,466
TM&C	40	57	190	242
Real Estate	12	14	57	459
General & administrative	97	167	453	531
Total	900	4,593	3,864	7,698
Operating income:
Fee Timber	2,594	456	10,199	9,190
TM&C	(134)	11	919	1,685
Real Estate	(349)	(437)	(1,667)	(1,459)
Asset impairment				(1,250)
General & administrative	(1,078)	(1,448)	(3,864)	(5,110)
Total	1,033	(1,418)	5,587	3,056

	SELECTED STATISTICS

	Three months ended		Twelve months ended
	31-Dec-02	31-Dec-01	31-Dec-02	31-Dec-01
Log sale volumes (thousand board feet):
Export conifer	1,550	648	6,280	8,097
Domestic conifer	7,829	1,720	30,604	19,850
Pulp conifer	1,497	1,168	6,277	6,853
Hardwoods	352	328	1,975	1,519
Total	11,228	3,864	45,136	36,319

Average price realizations (per thousand board feet):
Export conifer	614	580	574	620
Domestic conifer	524	520	535	560
Pulp conifer	180	170	177	202
Hardwoods	489	430	479	489
Total	488	417	488	503

Owned acres	112,200	112,200	112,200	112,200
Acres under management	157,593	506,917	157,593	506,917
Capital expenditures ($000’s)	613	578	2,158	1,850	(A)
Depletion ($000’s)	736	4,354	3,085	6,408
Depreciation and amortization ($000’s)	164	239	779	1,290
Debt to total capitalization	47%	49%	47%	49%

(A)      Excludes acquisition cost of Columbia Tree Farm ($54.5 million) and Part Ludlow Resorts ($0.2 million) from 2001 amounts of cap ex.

	QUARTER TO QUARTER COMPARISONS (Amounts in $000’s except per unit data)

	Q4 2002 vs. Q4 2001		Q4 2002 vs. Q3 2002
	Total	Per Unit	Total	Per Unit

Income (loss):
4th Quarter 2002	696	0.15	696	0.15
3rd Quarter 2002			1,063	0.24
4th Quarter 2001	(2,051)	(0.45)
Variance	2,747	0.60	(367)	(0.09)

Detail of earnings variance:
Fee Timber
Log price realizations (B)	274	0.06	124	0.03
Log volumes (C)	2,577	0.57	(335)	(0.08)
Timberland sale income	(4,524)	(1.00)	—	—
Depletion	3,618	0.80	67	0.01
Other Fee Timber	193	0.04	165	0.04
Timberland Management & Consulting Management fee charges	(9)	—	(14)	—
Other Timberland Mgmnt & Consulting	(136)	(0.03)	(659)	(0.15)
Real Estate
Operating results from sold RE op’s	57	0.01	—	—
Environmental remediation reserve	—	—	—	—
Other Real Estate	31	0.01	(159)	(0.04)

General & administrative costs	370	0.08	(120)	(0.03)
Interest expense	138	0.03	(15)	—
Other (taxes, minority int., interest inc.)	158	0.03	579	0.13
Total change in earnings	2,747	0.60	(367)	(0.09)

(B)        Price variance allocated based on changes in price using the lower period volume.

(C)        Volume variance allocated based on change in sales volume and the average log sales price for higher margin less variance in log production costs.